Exhibit 99.3

Pinnacle West Capital Corporation

Q & A
September 2001

From time to time, the company will answer questions of interest to the investment community.

Q.	Earnings for the second quarter of 2001 were impacted by a two-week outage extension at Unit 1 of the Palo Verde Nuclear Generating Station to replace the fuel control element assemblies. When does the company expect to replace the fuel control element assemblies in Units 2 and 3, and what effect does it expect those replacements to have on the duration of the outages?
A.	The company currently plans to replace the control element assemblies in Palo Verde Units 2 and 3 during their next scheduled refueling outages and that the replacement activities will not result in extensions of the planned outage durations. The next scheduled refueling at Unit 3 is expected to begin around the end of September 2001 and last approximately 35 days. The next refueling outage for Unit 2 is currently planned for the spring of 2002.
Q.	Are there any new developments related to the court appeals of either the Arizona Corporation Commission's electric competition rules or the APS 1999 settlement agreement with the Arizona Corporation Commission?
A.	Recently, the Arizona Court of Appeals scheduled oral argument on the appeals related to the competition rules for October 30, 2001. Otherwise, the status of the appeals has not changed since they were described in Note 6, "Regulatory Matters," of the Notes to Condensed Consolidated Financial Statements in the Pinnacle West Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

This document contains forward-looking statements based on current expectations, and the company assumes no obligation to update these statements. Because actual results may differ materially from expectations, the company cautions readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by the company. These factors include the ongoing restructuring of the electric industry; the outcome of the regulatory proceedings relating to the restructuring; regional economic and market conditions, which could affect customer growth and the cost of power supplies; power plant performance, the cost of debt and equity capital; weather variations affecting customer usage; the successful completion of a generation expansion program; regulatory issues associated with generation expansion, such as permitting and licensing; our ability to compete successfully outside traditional regulated markets; technological developments in the electric industry; and the strength of the stock market and real estate market.